Paulson Capital Corp. Receives Letter of Reprimand for Failure to Satisfy Independent Nominating Committee Requirement

PORTLAND, OR -- 06/25/2007 -- Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today reported that it received a Letter of Reprimand from the Staff of The Nasdaq Stock Market LLC indicating that the Company has failed to satisfy the independent nominating committee requirements of Marketplace Rule 4350(c)(4)(A)(i) (the "Rule").

In reaching the determination, the Staff noted that prior to May 14, 2007, the Company did not possess a separate nominating committee comprised solely of independent directors as required by the Rule, but that this omission was corrected on or about May 14, 2007, when "the Company notified the Staff that it had adopted a board resolution establishing a standing nominations committee, thereby demonstrating compliance with the formal written charter or board resolution requirement." Specifically, current independent members of the Board of Directors -- Dr. Shannon Pratt, Paul Shoen and Stephen Kleemann -- will now serve as the sole, independent members of the nominating committee.

The Staff observed that the non-compliance "does not appear to have been the result of a deliberate intent to avoid compliance" and that "once this issue was brought to the Company's attention, it was cured in a prompt and effective manner." Because it has established an independent nominating committee in conformity with the Rule, the Company has been notified issuance of the Letter of Reprimand closed the matter.

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Or
Daniel Conway
Chief Strategist
Elite Financial Communications Group
407-585-1080
plcc@efcg.net